Exhibit 5.1

Triton International Limited	Email spenrose@applebyglobal.com
22 Victoria Street
Hamilton HM 12	Direct Dial +1 441 298 3286
Bermuda	Tel +1 441 295 2244
Fax +1 441 292 8666

Your Ref

Appleby Ref 004096.0140/SP/RM

[●], 2016

Dear Sirs

Bermuda Office Appleby (Bermuda) Limited Canon's Court 22 Victoria Street PO Box HM 1179 Hamilton HM EX Bermuda Tel +1 441 295 2244 applebyglobal.com

TRITON INTERNATIONAL LIMITED (COMPANY)

We act as special legal counsel in Bermuda to the Company. The Company has requested that we provide this opinion in connection with the preparation and filing of a registration statement on Form S-4 (Registration Statement), as amended, with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (Securities Act), and the rules and regulations promulgated thereunder, of [●] common shares (Common Shares), par value $0.01 per share, to be issued pursuant to the mergers, as described in the Registration Statement. We are rendering this opinion as of the time the Registration Statement becomes effective in accordance with Section 8(a) of the Securities Act.

For the purposes of this opinion we have examined and relied upon the documents listed, and in some cases defined, in the Schedule to this opinion (Documents) together with such other documentation as we have considered requisite to this opinion.

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. "Partner" is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

1.          Assumptions

In stating our opinion we have assumed:

1.1        the authenticity, accuracy and completeness of all Documents and other documentation examined by us submitted to us as originals and the conformity to authentic original documents of all Documents and other such documentation submitted to us as certified, conformed, notarised, faxed or photostatic copies;

1.2        that each of the Documents and other such documentation which was received by electronic means is complete, intact and in conformity with the transmission as sent;

1.3	the genuineness of all signatures on the Documents;

1.4	the authority, capacity and power of each of the persons signing the Documents;

1.5	that any representation, warranty or statement of fact or law, other than as to the laws of Bermuda, made in any of the Documents is true, accurate and complete;

1.6	that each Director of the Company, when the Board of Directors of the Company adopted the Resolutions, discharged his fiduciary duty owed to the Company and acted honestly and in good faith with a view to the best interests of the Company;

1.7	that the Company has entered into its obligations under the mergers (as such term is defined in the Registration Statement) in good faith for the purpose of carrying on its business and that, at the time it did so, there were reasonable grounds for believing that the transactions contemplated by the mergers would benefit the Company;

1.8	that when the issue of the Common Shares is effected, the value received by Company in connection with the mergers will not be less than the aggregate par value of the Common Shares; and

1.9	that the Resolutions are in full force and effect, have not been rescinded, either in whole or in part, and accurately record the resolutions adopted by all the Directors of the Company as unanimous written resolutions of the Board and that there is no matter affecting the authority of the Directors to effect the issuance of the Common Shares, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implication in relation to the opinions expressed herein.

2.	Opinion

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is an exempted company incorporated with limited liability and existing under the laws of Bermuda. The Company possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda.

2.2	When duly issued and paid for pursuant to and in accordance with the terms of the mergers and the Resolutions, the Common Shares will be validly issued, fully paid, non-assessable shares of the Company.

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3.	Reservations

We have the following reservations:

3.1	We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the Courts of Bermuda at the date hereof.

3.2	In paragraph 2.1 above, the term “good standing” means that the Company has received a Certificate of Compliance from the Registrar of Companies indicating that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax, which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda.

3.3	Any reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that: no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the Memorandum of Association or Bye-Laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

4.	Disclosure

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, quoted or otherwise relied on for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Company and to the references to Appleby (Bermuda) Limited’s name under the caption “Legal Matters” in the proxy statement/prospectus forming part of the Registration Statement.

This opinion is governed by and is to be construed in accordance with Bermuda law. It is given on the basis that it will not give rise to any legal proceedings with respect thereto in any jurisdiction other than Bermuda.

Yours faithfully

Appleby (Bermuda) Limited

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SCHEDULE

1.	Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws for the Company (collectively referred to as the Constitutional Documents).

2.	Copies of unanimous written resolutions of the Board of Directors of the Company effective on 9 November 2015 and 21 December 2015 (Resolutions).

3.	A certified copy of the “Foreign Exchange Letter” issued by the Bermuda Monetary Authority in relation to the Company.

4.	A certified copy of the “Tax Assurance”, issued by the Registrar of Companies for the Minister of Finance in relation to the Company.

5.	A Certificate of Compliance, dated 22 December 2015, issued by the Registrar of Companies in respect of the Company.

6.	Scanned copy of a draft Registration Statement on Form S-4 as filed on 23 December 2015.

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